Cooper Standard Highlights Positive Cash Flow and Continued Strong New Business Awards in the Second Quarter of 2026; Maintains Midpoint of Full-year Guidance

NORTHVILLE, Mich., August 5, 2026 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the second quarter 2026 that demonstrate continued progress towards sustained financial improvements, long-term profitable growth and positive cash flows.

Second Quarter 2026 Summary
•Sales of $721.3 million, an increase of 2.2% vs. the second quarter of 2025
•Net loss of $18.8 million, or $(1.04) per diluted share
•Adjusted net loss of $2.3 million, or $(0.13) per diluted share
•Adjusted EBITDA of $53.9 million, or 7.5% of sales
•Net cash provided by operating activities of $30.1 million and free cash flow of $16.3 million
•Net New Business Awards totaled $118.4 million during the quarter
“Our teams are continuing to operate at world-class levels, delivering consistent value for our customers.” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “While higher oil prices drove inflationary pressures on our costs in the second quarter as we had anticipated, we expect to recover most of those incremental costs in the second half of the year. With our continued operating excellence and expected cost recoveries, we believe we remain on track to achieve our sales and profitability targets for the full year.”

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollar amounts in millions except per share amounts)
Sales	$721.3	$706.0	$1,407.7	$1,373.0
Net (loss) income	$(18.8)	$(1.4)	$(52.1)	$0.2
Adjusted net (loss) income*	$(2.3)	$1.0	$(7.6)	$4.5
Net (loss) income per diluted share	$(1.04)	$(0.08)	$(2.90)	$0.01
Adjusted net (loss) income per diluted share*	$(0.13)	$0.06	$(0.42)	$0.25
Adjusted EBITDA*	$53.9	$62.8	$104.9	$121.5
Net cash provided by (used in) operating activities	$30.1	$(15.6)	$(39.0)	$(30.4)
Free cash flow*	$16.3	$(23.4)	$(76.9)	$(55.7)

*Adjusted net (loss) income, adjusted EBITDA, adjusted net (loss) income per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Sales increased by 2.2% in the second quarter due primarily to favorable foreign exchange and favorable volume and mix.

Net loss for the second quarter of 2026 was $18.8 million, including restructuring charges of $17.1 million. Net loss for the second quarter of 2025 was $1.4 million, including restructuring charges of $2.9 million. Excluding these special items and their related tax impact, adjusted net loss was $2.3 million in the second quarter of 2026 compared to adjusted net income of $1.0 million in the second quarter of 2025. The year-over-year change was driven primarily by higher material costs, general inflationary pressures, unfavorable volume and mix, and increased customs duties and tariffs. These cost increases were partially offset by continuing supply chain optimization and lean manufacturing savings.

Adjusted EBITDA for the second quarter of 2026 was $53.9 million compared to $62.8 million in the second quarter of 2025. The year-over-year change was driven primarily by higher material costs, general inflationary pressures, unfavorable volume and mix, and increased customs duties and tariffs. These cost increases were partially offset by continuing supply chain optimization and lean manufacturing savings.

Cash Flow and Liquidity

Cash provided by operating activities in the second quarter of 2026 was $30.1 million. Free cash flow (defined as net cash provided by operating activities minus capital expenditures) in the second quarter of 2026 was $16.3 million, an increase of $39.7 million compared to the second quarter of 2025.

As of June 30, 2026, Cooper Standard had cash and cash equivalents totaling $126.6 million. Total liquidity, including availability under the Company's amended senior asset-based revolving credit facility, was $294.2 million at the end of the second quarter of 2026. Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its OEM customers and capitalize on positive global trends associated with hybrid and battery electric vehicles. During the second quarter of 2026, the Company received net new business awards totaling $118.4 million in anticipated incremental future annualized sales, including $36.6 million in new awards associated with battery electric or full-hybrid platforms. For the first six months of the year, net new business awards totaled $246.3 million, including $68.3 million in new awards associated with battery electric or full-hybrid platforms.

Segment Results of Operations

Sales

	Three Months Ended June 30,			Variance Due To:
	2026	2025	Change	Volume/Mix*	Foreign Exchange
	(Dollar amounts in thousands)
Sales to external customers
Sealing systems	$353,954	$364,368	$(10,414)	$(18,606)	$8,192
Fluid handling systems	345,264	322,430	22,834	20,852	1,982
* Net of customer price adjustments, including recoveries.

Adjusted EBITDA

	Three Months Ended June 30,			Variance Due To:
	2026	2025	Change	Volume/Mix*	Foreign Exchange	Cost Decreases/(Increases)**
	(Dollar amounts in thousands)
Segment adjusted EBITDA
Sealing systems	$26,129	$40,345	$(14,216)	$(12,328)	$1,192	$(3,080)
Fluid handling systems	27,655	26,997	658	11,810	(4,945)	(6,207)
* Net of customer price adjustments, including recoveries.
** Net of savings from restructuring initiatives.

Additional detail on our quarterly segment variance analyses is available in our periodic filings with the Securities and Exchange Commission.

Outlook

The Company believes it is well positioned to continue driving sustainable value through profitable growth and margin enhancement as production volumes and commodity costs stabilize over time. Key value drivers include expanding relationships with new customers, the continued launch of new, innovative programs, enhanced index-based commercial agreements, and further actions to optimize our global manufacturing footprint.

Following actual reported results in the first half of the year, the Company believes it remains on track to achieve full-year results for sales and adjusted EBITDA in line with its original 2026 business plan. In terms of adjusted EBITDA, this is reflected at the midpoint of guidance, which remains unchanged, while the upper and lower bounds of the range have been tightened to reflect improved mid-year visibility. Other elements of full-year guidance and light vehicle production volume assumptions have been adjusted as follows:

	Initial 2026 Guidance[1]	Current 2026 Guidance[1]
Sales	$2.7 - $2.9 billion	$2.7 - $2.9 billion
Adjusted EBITDA[2]	$260 - $300 million	$265 - $295 million
Capital Expenditures	$55 - $65 million	$60 - $70 million
Cash Restructuring	$25 - $30 million	$30 - $35 million
Net Cash Interest	$105 - $115 million	$90 - $100 million
Net Cash Taxes	$30 - $35 million	$30 - $35 million
Key Light Vehicle Productions Assumptions (Units)
North America	15.0 million	15.1 million
Europe	16.9 million	16.9 million
Greater China	32.7 million	31.6 million
South America	3.2 million	3.1 million
1 Guidance is representative of management's estimates and expectations as of the date it is published. Initial guidance was presented in our Fourth quarter 2025 earnings press release published on February 12, 2026. Current guidance as presented in this press release considers July 2026 Mobility Global production forecasts for relevant light vehicle platforms and models, customers' planned production schedules, and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss) because full-year net income (loss) will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income (loss) without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on August 6, 2026 at 9 a.m. ET to discuss its second quarter 2026 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 800-836-8184 (international callers dial 646-357-8785) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 20 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,000 team members (including contingent workers) are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn, X, Facebook, Instagram or YouTube.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts and disruptions related to the wars in Ukraine and the Middle East; escalating pricing pressures; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruptions in our supply base or our customers’ supply base; competitive threats and commercial risks associated with our diversification strategy; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; our ability to collect tariff recoveries from our customers; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; significant costs related to manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the potential impact of any future public health events on our financial condition and results of operations; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations.; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Sales	$721,349	$705,973	$1,407,708	$1,373,042
Cost of products sold	637,593	612,922	1,241,534	1,202,813
Gross profit	83,756	93,051	166,174	170,229
Selling, administration & engineering expenses	52,605	51,210	105,110	102,401
Amortization of intangibles	1,227	1,710	2,451	3,322
Restructuring charges	17,063	2,852	21,695	4,963
Operating income	12,861	37,279	36,918	59,543
Interest expense, net of interest income	(26,996)	(28,712)	(55,304)	(57,331)
Equity in earnings of affiliates	1,650	1,708	3,099	3,484
Loss on refinancing and extinguishment of debt	—	—	(24,155)	—
Other (expense) income, net	(1,005)	(3,667)	(3,117)	5,217
(Loss) income before income taxes	(13,490)	6,608	(42,559)	10,913
Income tax expense	5,428	8,081	9,625	10,784
Net (loss) income	(18,918)	(1,473)	(52,184)	129
Net loss attributable to noncontrolling interests	75	72	38	22
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(18,843)	$(1,401)	$(52,146)	$151

Weighted average shares outstanding:
Basic	18,051,719	17,882,361	18,010,896	17,797,933
Diluted	18,051,719	17,882,361	18,010,896	18,058,008

Net (loss) income per share:
Basic	$(1.04)	$(0.08)	$(2.90)	$0.01
Diluted	$(1.04)	$(0.08)	$(2.90)	$0.01

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$126,579	$191,699
Accounts receivable, net	373,454	334,267
Tooling receivable, net	80,692	72,316
Inventories	188,721	154,189
Prepaid expenses	26,253	23,940
Value added tax receivable	47,328	47,329
Other current assets	88,101	57,360
Total current assets	931,128	881,100
Property, plant and equipment, net	507,541	523,508
Operating lease right-of-use assets, net	90,025	83,474
Goodwill	140,503	140,696
Intangible assets, net	26,730	28,978
Other assets	179,983	175,418
Total assets	$1,875,910	$1,833,174

Liabilities and Equity
Current liabilities:
Debt payable within one year	$44,950	$86,121
Accounts payable	373,292	337,319
Payroll liabilities	100,766	122,395
Accrued liabilities	149,926	114,150
Current operating lease liabilities	18,085	18,412
Total current liabilities	687,019	678,397
Long-term debt	1,099,862	1,018,483
Pension benefits	89,727	91,336
Postretirement benefits other than pensions	25,411	26,461
Long-term operating lease liabilities	76,703	69,806
Other liabilities	36,119	40,268
Total liabilities	2,014,841	1,924,751
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,835,017 shares issued and 17,769,208 shares outstanding as of June 30, 2026, and 19,702,818 shares issued and 17,637,009 shares outstanding as of December 31, 2025	18	17
Additional paid-in capital	526,739	524,312
Retained deficit	(526,873)	(474,727)
Accumulated other comprehensive loss	(130,451)	(133,090)
Total Cooper-Standard Holdings Inc. equity	(130,567)	(83,488)
Noncontrolling interests	(8,364)	(8,089)
Total equity	(138,931)	(91,577)
Total liabilities and equity	$1,875,910	$1,833,174

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2026	2025
Operating activities:
Net (loss) income	$(52,184)	$129
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	43,844	45,027
Amortization of intangibles	2,451	3,322
Share-based compensation expense	5,462	5,481
Equity in earnings of affiliates, net of dividends related to earnings	(1,062)	(1,515)
Loss on refinancing and extinguishment of debt	24,155	—
Deferred income taxes	1,032	2,496
Other	1,941	2,448
Changes in operating assets and liabilities	(64,668)	(87,819)
Net cash used in operating activities	(39,029)	(30,431)
Investing activities:
Capital expenditures	(37,860)	(25,315)
Proceeds from sale of businesses	—	2,558
Other	4	—
Net cash used in investing activities	(37,856)	(22,757)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	1,084,552	—
Repayment of long-term debt	(1,008,621)	—
Principal payments on long-term debt	(1,081)	(1,412)
Decrease in short-term debt, net	(42,544)	(1,259)
Debt issuance costs and other fees	(19,529)	—
Taxes withheld and paid on employees' share-based payment awards	(2,936)	(1,686)
Other	(180)	—
Net cash provided by (used in) financing activities	9,661	(4,357)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(469)	6,419
Changes in cash, cash equivalents and restricted cash	(67,693)	(51,126)
Cash, cash equivalents and restricted cash at beginning of period	199,882	178,697
Cash, cash equivalents and restricted cash at end of period	$132,189	$127,571

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheets:
	Balance as of
	June 30, 2026	December 31, 2025
Cash and cash equivalents	$126,579	$191,699
Restricted cash included in other current assets	3,178	6,581
Restricted cash included in other assets	2,432	1,602
Total cash, cash equivalents and restricted cash	$132,189	$199,882

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net (loss) income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(18,843)	$(1,401)	$(52,146)	$151
Income tax expense	5,428	8,081	9,625	10,784
Interest expense, net of interest income	26,996	28,712	55,304	57,331
Depreciation and amortization	23,275	24,521	46,295	48,349
EBITDA	$36,856	$59,913	$59,078	$116,615
Restructuring charges	17,063	2,852	21,695	4,963
Gain on sale of businesses, net (1)	—	—	—	(98)
Loss on refinancing and extinguishment of debt (2)	—	—	24,155	—
Adjusted EBITDA	$53,919	$62,765	$104,928	$121,480

Sales	$721,349	$705,973	$1,407,708	$1,373,042
Net (loss) income margin	(2.6)%	(0.2)%	(3.7)%	—%
Adjusted EBITDA margin	7.5%	8.9%	7.5%	8.8%
(1)Gain on sale of businesses related to divestiture in 2024.
(2)Loss on refinancing and extinguishment of debt relating to the Refinancing Transactions.

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Share
(Unaudited)
(Dollar amounts in thousands except share and per share amounts)

The following table provides a reconciliation of net (loss) income to adjusted net (loss) income and the respective net (loss) income per share amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(18,843)	$(1,401)	$(52,146)	$151
Restructuring charges	17,063	2,852	21,695	4,963
Gain on sale of businesses, net (1)	—	—	—	(98)
Loss on refinancing and extinguishment of debt (2)	—	—	24,155	—
Tax impact of adjusting items (3)	(534)	(428)	(1,265)	(539)
Adjusted net (loss) income	$(2,314)	$1,023	$(7,561)	$4,477

Weighted average shares outstanding:
Basic	18,051,719	17,882,361	18,010,896	17,797,933
Diluted	18,051,719	17,882,361	18,010,896	18,058,008

Net (loss) income per share:
Basic	$(1.04)	$(0.08)	$(2.90)	$0.01
Diluted	$(1.04)	$(0.08)	$(2.90)	$0.01

Adjusted net (loss) income per share:
Basic	$(0.13)	$0.06	$(0.42)	$0.25
Diluted	$(0.13)	$0.06	$(0.42)	$0.25
(1)Gain on sale of businesses related to divestiture in 2024.
(2)Loss on refinancing and extinguishment of debt relating to the Refinancing Transactions.
(3)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)

The following table defines free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$30,125	$(15,580)	$(39,029)	$(30,431)
Capital expenditures	(13,819)	(7,772)	(37,860)	(25,315)
Free cash flow	$16,306	$(23,352)	$(76,889)	$(55,746)